Exhibit (h)(1)(xiii)

FATCA SUPPORT SERVICES AMENDMENT

FATCA Support Services Amendment (the “Amendment”) dated as of May 22, 2015 and effective as of June 1, 2014 to the Transfer Agency and Service Agreement dated as of August 1, 1991, as amended (the “Agreement”) by and among State Street Bank and Trust Company (as successor by merger to Investors Bank & Trust Co.), a trust company organized under the laws of The Commonwealth of Massachusetts, with its principal place of business at One Lincoln Street, Boston, Massachusetts 02111 (the “Bank”, or as referred to in this Amendment, the “FATCA Services Provider”), GMO Trust (“GMO Trust”), on behalf of certain of its series of the Trust as set forth on Appendix A hereto, separately and not jointly (collectively, the “Funds”, and each a “Fund”) and Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) (together with the FATCA Services Provider, GMO Trust and the Funds, the “Parties”, and each a “Party”).

The Parties hereto agree as follows:

1.	Duties of the FATCA Services Provider.

From and after the date of this Agreement, the FATCA Services Provider hereby agrees to provide to each Fund in connection with such Fund’s efforts to comply with Sections 1471 to 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder and applicable intergovernmental agreements entered into in connection with the implementation of such Sections of the Code (“FATCA”) the services (the “FATCA Services”) as set forth in the Services Exhibit attached hereto and as may be supplemented or modified by the Parties from time to time in writing, which upon execution and delivery shall form a part of this Amendment (the “Services Exhibit”), in connection with such Fund’s actual, or anticipated, FATCA obligations. The FATCA Services Provider shall be responsible to obtain legal or tax advice, if needed, in order to ensure its compliance with FATCA.

2.	Duties of the Funds.

Except to the extent otherwise maintained by the FATCA Services Provider for each Fund, such Fund shall be responsible for accurately and timely supplying the FATCA Services Provider with any information reasonably requested by the FATCA Services Provider, that is not already in the possession of the FATCA Services Provider in order for the FATCA Services Provider to provide the FATCA Services set forth in the Services Exhibit. Examples of information may include but is not limited to the following:

(i)	Information related to the investors of the Fund (“Investors”), maintained by the Fund or any agent of the Fund, such as Fund application, contact and mailing information, including telephone numbers, (it being understood the foregoing shall be used solely for the FATCA service and shall not be used to contact any Investor directly), wire instructions details, information on the place of birth of the Investors who are individuals, information on power of attorney or signature authority granted by the Investors to other persons, formation documents for Investors that are not individuals (partnership agreements, articles of incorporation, etc.), investor account information maintained by third party transfer agents and relevant information collected by the Fund or any agent of the Fund in connection with the Fund’s anti-money laundering (“AML”) and know-your-client (“KYC”) process; and

(ii)	Tax information completed by the Investors such as W-8s, W-9s and by the Fund, a W-9, including the Fund’s global intermediary identification number, as applicable, when issued.

Information Classification: Limited Access

3.	With respect to each Fund, GMO Trust, on behalf of each Fund agrees to the following:

(a) The Fund shall promptly review all data generated by the FATCA Services Provider in connection with its provision of the FATCA Services for accuracy and completeness and shall approve such data prior to the data being reported to the Internal Revenue Service (the “IRS”) or a local taxing authority, as appropriate. Each Fund acknowledges that the provision of the FATCA Services by the FATCA Services Provider requires the use of material assumptions, processes, methods and procedures, including decision trees. Any such material assumptions, processes, methods and procedures, including decision trees, shall be agreed in advance by the relevant Fund and the FATCA Services Provider (such procedures, collectively, the “FATCA Procedures”).

(b) The Fund shall be responsible for complying with FATCA and the data privacy laws and laws associated to any non-US FATCA obligations the Funds have.

(c) The Fund further acknowledges that the FATCA Services Provider does not provide legal or tax advice or guidance and the FATCA Services do not constitute such advice, and the Fund agrees that it is solely responsible to obtain legal or tax advice, if needed, in order to ensure its compliance with FATCA.

(d) The Fund hereby authorizes, approves and directs the FATCA Services Provider to access and use, in connection with the provision of the FATCA Services, any investor information that the FATCA Services Provider may have in its possession in connection with any administrative services that the FATCA Services Provider may provide to the Fund under the Agreement. The Fund further authorizes, approves and directs the FATCA Services Provider to access and use the foregoing investor information and any other information obtained or maintained by the FATCA Services Provider under this Amendment for the purposes of the FATCA Services Provider providing FATCA services to other funds or investment pools advised or managed by the Investment Manager or its affiliates. The Fund represents and warrants that it has full power and authority to provide the foregoing authorizations and that it has obtained any necessary consent or authorization from investors for the FATCA Services Provider to access and use investor information as contemplated by this Section 3(d).

(e) Each Fund acknowledges and agrees that if it is domiciled in a jurisdiction that limits the use of investor data (absent investor consent) and/or mandates notification to investors about changes in the use of their data or to a local data protection regulator, it will have the sole responsibility to obtain any such required consent or make such required notification prior to the commencement of the FATCA Services. Where investor information provided by the Fund or the Fund’s investors includes information about an identifiable individual, whether such individual is a natural person or otherwise (“Personal Information”), the Fund represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the FATCA Services Provider, and as required for the FATCA Services Provider to use and disclose such Personal Information in connection with the performance of the FATCA Services. The Fund acknowledges that, subject to the restrictions contained in Section 4 below, the FATCA Services Provider may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Fund, including the United States and that such Personal Information may be accessed by national security authorities, law enforcement and courts.

4. Data Privacy. The FATCA Services Provider shall process Personal Information received or accessed by it under this Amendment only for the purposes of providing the FATCA Services or in connection with the provision of transfer agency or tax related services, if applicable, for the relevant Fund under the Agreement. The FATCA Services Provider has implemented and maintains appropriate safeguards to prevent any access, use or

Information Classification: Limited Access

disclosure of Personal Information other than as permitted under the Agreement and the Amendment, which shall include, but not be limited to, reasonable administrative, physical and technical safeguards appropriate to (a) maintain and protect the confidentiality, security, integrity and availability of Personal Information; (b) protect against anticipated threats or hazards to the security or integrity of the Personal Information; and (c) protect against unauthorized access to or use of the Funds’ Personal Information that could result in material harm to the Funds or Investors.

The FATCA Services Provider may transfer the Personal Information outside of the European Economic Area (“EEA”) to a recipient who (i) is in a country which provides an adequate level of protection for Personal Information, (ii) is US ‘Safe Harbor’-certified, (iii) is under an agreement which covers the European Union requirements for the transfer of Personal Information to data processors outside of the EEA) or the United States, as applicable, or to the IRS, or local taxing authority (as appropriate), consistent with a Fund’s reporting obligations under FATCA.

5.	Liability.

The FATCA Services Provider shall at all times exercise reasonable care and diligence and act in good faith in the performance of its duties hereunder; provided, however, that the FATCA Services Provider shall assume no responsibility and shall be without liability for any loss, liability, claim or expense suffered or incurred by a Fund unless caused solely by the FATCA Services Provider’s own fraud, bad faith, negligence, reckless disregard of its duties hereunder, or willful misconduct or that of its agents or employees. The FATCA Services Provider shall be responsible for the performance of only such FATCA Services as are set forth in the Services Exhibit attached hereto (which may be amended from time to time), and shall have no responsibility for the actions or activities of any other party, including other service providers to a Fund or the Investment Manager.

6.	Indemnification.

GMO shall indemnify, hold harmless and defend the FATCA Services Provider from and against any loss, liability, claim or expense (including reasonable attorneys’ fees and disbursements) suffered or incurred by the FATCA Services Provider in connection with the performance of its duties hereunder, including, without limitation, any liability or expense suffered or incurred as a result of the acts or omissions of the relevant Fund or any third party whose data or services the FATCA Services Provider must rely upon in performing its duties hereunder; provided, however, that such indemnity shall not apply to any liability or expense resulting directly from the fraud, bad faith, negligence, reckless disregard for its duties hereunder, or willful misconduct of the FATCA Services Provider under this Agreement. In addition, the FATCA Services Provider shall be kept indemnified by and be without liability to a Fund for any action taken or omitted by it in reliance upon such Fund’s representation and warranty set forth in Section 3(e) above, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

Notwithstanding anything herein to the contrary, in the event that the FATCA Services Provider is entitled to indemnification from GMO pursuant to the terms hereof and the Services Provider is not promptly or fully indemnified, GMO Trust agrees that GMO Trust shall indemnify the Services Provider in accordance with the provisions hereof; and all references to GMO in this Section 6 shall be deemed to refer to GMO Trust.

Information Classification: Limited Access

To the extent any provision in this Section 6 conflicts with similar provisions in the Agreement, the provisions set forth herein shall control and be applied to determine the indemnification obligation of GMO in connection with any loss, liability, claim or expense (including reasonable attorneys’ fees and disbursements) suffered or incurred by the FATCA Services Provider in connection with the performance of its duties under this Amendment. The indemnification obligations of this Section 6 shall survive termination of this Amendment or the Agreement.

7.	Confidentiality.

Section 15.04 (Confidentiality) in the Agreement shall be deleted in its entirety and be replaced by the following:

“The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of the party providing the information. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, or that is independently derived by any party hereto without the use of any information provided by the other party hereto in connection with this Agreement, or that is required to be disclosed by any court of competent jurisdiction or any relevant governmental or regulatory body, or otherwise by applicable law or regulation, provided that in the event that the Fund’s confidential information is being compelled, to the extent legally permissible, the Bank shall provide the Fund advanced notice thereof and an opportunity to contest such information disclosure with the relevant court or authority.”

8.	Governing Law.

This Amendment shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts (excluding the law thereof which requires the application of or reference to the law of any other jurisdiction).

9.	One Agreement.

Except as amended herein, no other terms or provisions of the Agreement are amended or modified by this Amendment. Upon the execution of this Amendment, this amendment and the Agreement shall form one agreement.

Notice

A copy of the Declaration of Trust, together with all amendments thereto, is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer of the Trust as an officer and not individually and that the obligations of this instrument are not binding upon any of the Trustees or officers of the Trust or shareholders of any series of the Trust individually but are binding only upon the assets and property of the Trust or the respective series.

Information Classification: Limited Access

IN WITNESS WHEREOF, this Amendment has been executed for and on behalf of the undersigned as of the day and year first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gunjan Kedia
Name: Gunjan Kedia
Title: Executive Vice President

GMO TRUST

By:	/s/ Megan Bunting
Name: Megan Bunting
Title: Vice President and Assistant Clerk

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

By:	/s/ J.B. Kittredge

Name: J.B. Kittredge
Title: General Counsel

Reviewed by:	/s/ Megan Bunting

This Agreement is executed on behalf of Grantham, Mayo, Van Otterloo & Co. LLC (GMO) by a duly authorized officer or other agent solely in his or her capacity as an authorized signatory, pursuant to delegated authority from GMO, and not individually. The obligations of or arising out of this Agreement are not binding upon any officer or other agent, partner, member or director of GMO individually, but are binding upon GMO and its assets. GMO’s certificate of organization is on file with the Secretary of The Commonwealth of Massachusetts.

Information Classification: Limited Access

APPENDIX A

List of Funds

GMO Alpha Only Fund
GMO Asset Allocation Bond Fund
GMO Benchmark-Free Fund
GMO Benchmark-Free Allocation Fund
GMO Benchmark-Free Bond Fund
GMO Core Plus Bond Fund
GMO Currency Hedged International Bond Fund
GMO Debt Opportunities Fund
GMO Developed World Stock Fund
GMO Emerging Countries Fund
GMO Emerging Country Debt Fund
GMO Emerging Domestic Opportunities Fund
GMO Emerging Markets Fund
GMO Foreign Fund
GMO Foreign Small Companies Fund
GMO GAAR Implementation Fund
GMO Global Asset Allocation Fund
GMO Global Bond Fund
GMO Global Developed Equity Allocation Fund
GMO Global Equity Allocation Fund
GMO Global Focused Equity Fund
GMO Implementation Fund
GMO International Bond Fund
GMO International Developed Equity Allocation Fund
GMO International Equity Allocation Fund
GMO International Equity Fund
GMO International Large/Mid Cap Equity Fund
GMO International Small Companies Fund
GMO Quality Fund
GMO Resources Fund
GMO Risk Premium Fund
GMO Special Opportunities Fund
GMO Strategic Opportunities Allocation Fund
GMO Systematic Global Macro Opportunity Fund
GMO Taiwan Fund
GMO Tax-Managed International Equities Fund
GMO U.S. Equity Allocation Fund
GMO U.S. Treasury Fund
GMO World Overlay Opportunity Fund

Information Classification: Limited Access

SERVICES EXHIBIT

1.)	FATCA Support Services – Reserved

2.)	FATCA Support Services – Annual Foreign Financial Institution (“FFI”) Documentation Assistance

•	The FATCA Services Provider will gather and maintain investor information and documentation in its possession as of July 1, 2014 (or such other applicable FATCA effective date as announced in any future government guidance) and, subject to the agreement of the FATCA Services Provider, information provided to the FATCA Services Provider by the Fund or its agents on or after the aforementioned date in this paragraph in accordance with the FATCA Procedures.

•	The FATCA Services Provider will prompt an authorized person (of each Fund), to review and approve the status of information maintained by the FATCA Services Provider.

•	Each year the FATCA Services Provider, at a time agreed upon with an authorized person of the Fund, will provide the following standardized reports to the Fund, and such additional reports at the FATCA Services Provider’s discretion:

-	Certified Global Intermediary Identification Numbers (“GIINs”) for each Fund, as applicable.

-	A summary report listing all “new” Investors.

-	A summary report of all Investors with a “Change in Circumstance” or a “Reason to Know” (as defined in the FATCA Procedures) during the year.

3.)	FATCA Support Services – Collection & Ongoing Monitoring of Client GIINs

•	In respect of participating FFIs and registered deemed compliant FFIs, the FATCA Services Provider will collect Investor GIINs based upon information and documentation in its possession as of July 1, 2014 and, subject to the agreement of the FATCA Services Provider, information provided to the FATCA Services Provider by each Fund or its agents and/or data confirmed by the FATCA Services Provider to the IRS website on or after the aforementioned date in this paragraph in accordance with the FATCA Procedures.

•	Each year, the FATCA Services Provider will provide a summary report of the GIINs for the above described entities for validation and sign-off by an authorized person of each Fund and such additional reports at the FATCA Services Provider’s discretion and/or upon the reasonable request of the relevant Fund:

-	Report of valid GIINs

-	Report of any Change in Circumstance (as defined in the FATCA Procedures)

4.)	FATCA Support Services – E-Documentation

•	As soon as reasonably practicable after the release of the final FATCA IRS Form W-8 series, the FATCA Services Provider will make available an Internet based tool (the “E-documentation system”) for each Fund and its Investors to prepare, review, digitally sign and electronically submit Forms W-8 and W-9 (specific types of Form W-8 supported are identified below).

Information Classification: Limited Access

•	Each Fund will be granted access to the E-documentation system by the FATCA Services Provider, and each Fund’s Investors will be granted access to the E-documentation system at the direction of the Fund.

For any hard copy Form W-8 or W-9 provided to the FATCA Services Provider by the Funds and/or their investors, the FATCA Services Provider will review such forms in accordance with the FATCA Procedures for completeness.

U.S. tax forms supported by the E-documentation system include:

W-8BEN

W-8BEN-E

W-8ECI

W-8EXP

W-8IMY

W-9

Note: Non-U.S. tax forms/certifications shall be supported, as they become available. The FATCA Services Provider will request additional information from the Fund, if the submission is not considered complete.

•	The E-documentation system will provide each Fund and its Investors with the ability to print and/or download copies of the above U.S. tax forms.

•	Each Fund will have access to an “administration module” within the E-documentation system that will permit them to review the status of Investor documentation.

5.)	FATCA Support Services – Pre-existing Account Review & Classification

•	The FATCA Services Provider will conduct a search of the transfer agency platform utilized by the FATCA Services Provider in connection with transfer agency and/or related administration services separately provided to each Fund (the “Initial Platform Search”) for documentation and information in its possession that is reasonably available as of June 30, 2014 for Investors in the Funds and review (the “Initial Review”) such documentation and information, and, subject to the agreement of the FATCA Services Provider, supplemental documentation and information provided to the FATCA Services Provider by each Fund or its agents on or before the aforementioned date in this paragraph, in each case, in accordance with the FATCA Procedures.

•	Based upon the Initial Platform Search and Initial Review, the FATCA Services Provider will provide a standardized summary of the results of the Initial Platform Search and the Initial Review to the Funds, at a time agreed upon with the Funds (the “Response Date”) where the Investors in each Fund will be classified as follows:

a. Specified US Persons

b. US Persons (not ascertained as Specified US Persons)

c. Non-reportable US Persons

d. Non-US Individuals (without US indicia)

e. Non-US Individuals (with US indicia)

f. Non-US Entities

Note: The FATCA Services Provider and the Funds may agree to alter the above groupings, to the extent that more refined Investor classifications are appropriate, based on published U.S. and/or non-U.S. guidance.

Information Classification: Limited Access

6.)	FATCA Support Services – Classification of New Investors

•	For Investors that subscribe on or after July 1, 2014, the FATCA Services Provider will check (the “Initial New Investor Check”) the completeness of documentation and information received upon receipt of an account opening request / Fund application (the “Account Opening Profile”) from each Fund or an Investor in each Fund and, subject to the agreement of the FATCA Services Provider, supplemental documentation and information provided to the FATCA Services Provider by each Fund and/or its agents, all in accordance with predefined criteria contained in the applicable FATCA Procedures. The Initial New Investor Check will occur as soon as reasonably practicable, following the FATCA Services Provider’s receipt of such Investors’ tax and account information/documentation.

•	Based upon the Initial New Investor Check, the FATCA Services Provider will record within the transfer agency platform utilized by the FATCA Services Provider in connection with transfer agency related services separately provided to the Funds (the “Platform”) the FATCA classification results from the Initial New Investor Check of the Investors.

•	Following the Initial New Investor Check, if requested additional documentation or information is received from each Fund or Investors within agreed timelines, the FATCA Services Provider will check (the “Additional New Investor Check”) the completeness of that documentation or information in accordance with the agreed FATCA Procedures and based upon its results from the Additional New Investor Check, the FATCA Services Provider will update accordingly Investor records within the Platform and record the Investor FATCA classification.

•	Based upon the Initial New Investor Check and any Additional New Investor Check, the FATCA Services Provider will provide to each Fund, a standardized summary of such FATCA classification. The standardized summary will be delivered as soon as reasonably practicable at a time agreed upon with the Funds.

7.)	FATCA Support Services – Maintenance and Ongoing Monitoring of Existing Accounts

•	Commencing on July 1, 2014, the FATCA Services Provider will update Investor records maintained by the FATCA Services Provider in its transfer agency platform (the “Platform”) to record Investor FATCA classification information derived from the pre-existing account review procedures described above.

•	The FATCA Services Provider will provide ongoing maintenance of the Platform by updating Investor records in accordance with any “Change in Circumstance” (as described in the FATCA Procedures) resulting in a modification of an existing FATCA classification of an Investor.

•	The FATCA Services Provider will check additional or changed documentation and information provided by each Fund and/or each Investor for completeness (the “Initial Ongoing Account Maintenance”) on a periodic basis in accordance with predefined criteria contained in the applicable FATCA Procedures.

•	Following the Initial Ongoing Account Maintenance, if requested additional or missing documentation and information is received from the Funds or Investors within agreed timelines, the FATCA Services Provider will check (the “Additional Ongoing Account Maintenance”) the completeness of documentation and information received in accordance with the agreed FATCA Procedures and will update Investor records within the Platform and record the Investor FATCA classification as having been updated.

Information Classification: Limited Access

•	Based upon the Initial Ongoing Account Maintenance and any Additional Ongoing Account Maintenance, the FATCA Services Provider will provide the Funds with, at a time agreed upon with the Funds, a standardized summary of the results of the ongoing account monitoring.

8.)	FATCA Support Services – Remediation

•	Commencing on July 1, 2014 (or such other applicable FATCA effective date as announced in any future government guidance), for Investors in each Fund identified by the FATCA Services Provider to require additional or updated documentation and information in order to complete the Investor FATCA classification, the FATCA Services Provider will either: (a) at the direction of a Fund, contact Investors of such Fund for additional or updated documentation and information (the “Remediation”) in accordance with the FATCA Procedures or (b) communicate all additional Investor documentation requirements to the relevant Fund using an agreed-upon matrix (in such case, the Fund will coordinate with Investors to procure the necessary information).

•	As part of the Remediation, the FATCA Services Provider will track any follow up request made of an Investor and/or relevant Fund, as agreed upon with the relevant Fund.

•	Upon receipt of documentation and information pursuant to the Remediation within the agreed timelines and after completion of the completeness checks of that documentation and information, the FATCA Services Provider will update Investor records within the transfer agency platform utilized by the FATCA Services Provider in connection with transfer agency related services separately provided to each Fund and record the final Investor FATCA classification.

9.)	FATCA Support Services – Reserved

10.)	FATCA Support Services – Management Reporting

•	Commencing on or about July 1, 2014 (or such other applicable FATCA effective date as announced in any future government guidance), the FATCA Services Provider will compile reports based upon the information derived from the contracted services performed by the FATCA Services Provider and stored in its transfer agency platform utilized by the FATCA Services Provider in connection with transfer agency related services separately provided to the Funds (the “Management Reporting”).

•	The FATCA Services Provider will provide each Fund, at a time agreed upon with the relevant Fund, with a selection of the above FATCA standardized reports as described in the FATCA Procedures. The criteria for each report will be determined based on the reporting requirements of the relevant Fund, the IRS and/or non-U.S. tax authorities’ reporting requirements.

•	The FATCA Services Provider represents that the following items shall be furnished and/or represented on an annual basis and upon reasonable request:

•	the FATCA Service Provider has promptly identified “recalcitrant” Investors.

•	all requirements for additional and/or updated Fund and Investor tax documentation has been timely made to the relevant Fund.

Information Classification: Limited Access

•	the criteria pertaining to the due diligence for the identification and documentation of account holders any Investors pursuant to the FATCA Procedures.

•	Provide support/reports that are reasonably requested by the relevant Fund, the IRS, the Funds’ audit firm and/or other applicable non-U.S. tax or regulatory bodies.

•	The Funds and the FATCA Services Provider may, from time to time, agree upon additional customized reports.

11.)	FATCA Support Services – Annual Reporting

•	For each Fund the FATCA Services Provider will compile FATCA reports and any additional reporting required in the Fund’s domicile in connection with the FATCA-like intergovernmental agreements signed in 2013 between the United Kingdom and its Crown Dependencies and Overseas Territories and applicable guidance (“UK CDOT”), in each case as is required by the IRS or other tax authorities (the “Annual Reporting”) based upon the information derived from the contracted services performed by the FATCA Services Provider and stored in its transfer agency platform.

•	The FATCA Services Provider will provide the Fund, or on the Fund’s behalf will provide to affected Investors in the Fund (subject to the Fund’s approval), information related to the investor specific reporting to be provided by the Fund to relevant tax authorities as part of the Annual Reporting.

•	The FATCA Services Provider will provide the Fund with the Annual Reporting at a time or times and in a format as described in the agreed FATCA Procedures.

•	The FATCA Services Provider will prepare Form 1042s and/or any other applicable FATCA-related tax forms, as agreed to between the Funds and the FATCA Services Provider from time to time.

Information Classification: Limited Access